Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA L.P. REPORTS RESULTS FOR FIRST QUARTER 2009

Highlights

▪	TCE revenues totaled $67.5 million, up 29% quarter-over-quarter from $52.4 million reflecting a net addition of four vessels to the fleet
▪	Net income of $6.2 million was up 65% from $3.8 million in the same period a year ago. First quarter 2009 net income reflected a restructuring charge of $2.0 million
▪

Cash distribution declared at $0.375 per unit. The distribution coverage ratio for the first quarter was 152%; excluding a $5.3 million dividend received from an affiliated company, quarterly distribution coverage ratio was 106%

▪	88% of revenue days on term charters for 2009, 55% in 2010 and 51% in 2011

TAMPA, FL – May 4, 2009 – OSG America L.P. (OSG America or the Partnership) (NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported financial results for the first quarter ended March 31, 2009.

For the first quarter ended March 31, 2009, the Partnership reported net income of $6.2 million, a 65% increase from $3.8 million in the same period of 2008. Time charter equivalent (TCE)1 revenues were $67.5 million, up 29% from $52.4 million. The increase in TCE revenues was principally due to 351 additional revenue days and higher TCE rates earned by the Jones Act product carriers that have been delivered after the first quarter of 2008. Income from vessel operations was $6.9 million, up 57% from $4.4 million in the first quarter of 2008, and included a $2.0 million charge related to certain headcount reductions and relocation costs, offset by a $220,000 reversal of a reserve for a customs duty that is no longer required and a $150,000 retroactive increase in the subsidy received from the U.S. Government for non-Jones Act product carriers participating in the U.S. Maritime Security Program (MSP). EBITDA1 was $20.0 million, up 11% from $18.1 million for the same period a year ago.

President and CEO Myles Itkin stated, “Although first quarter financial performance was solid, the outlook for the remainder of 2009 for U.S. Flag vessels is very challenging. U.S. oil demand in the first quarter of 2009 was down approximately 6% compared with the same quarter in 2008, mainly due to a demand decline in middle distillates. Lower oil demand levels resulted in a reduction in first quarter 2009 refining utilization levels. Specifically, U.S. Gulf Coast refining utilization declined from 84% in the first quarter of 2008 to 81% in the first quarter of 2009, the lowest first quarter level in 17 years. As a result, we saw less seaborne movements of products and increased waiting time for cargoes, both of which adversely affected spot rates.”

Quarterly and Recent Events

Shipyard Contract Termination – During the first quarter, Overseas Shipholding Group, Inc. (the Sponsor), which owns a 77.1% interest in the Partnership, terminated its contract with Bender Shipbuilding & Repair Co., Inc. (Bender) related to the construction of six ATBs and two tug boats. The Partnership and its Sponsor intend to complete two tug boats, which the Partnership owns, and two ATBs, which the Partnership has the option to purchase, at alternative yards. As of today, the Sponsor has moved one ATB out of the Bender shipyard and anticipates moving the second ATB by the end of May 2009.

_________________________

1  Time charter equivalent (TCE) revenues, distributable cash flow and EBITDA are non-GAAP financial measures. See Appendix for a description or reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

Vessel Delivery – As previously reported, the Overseas Boston, a newly built 46,815 dwt U.S. Flag Jones Act product carrier, delivered on February 19, 2009. The vessel is on a three-year time charter with Tesoro.

Vessels Placed in Layup – As a result of deteriorating Jones Act market conditions, principally weaker demand levels and lower refining margins, the Partnership placed the OSG 214 in layup in April. Additionally, the Sponsor placed in layup the Overseas New Orleans and Overseas Puget Sound, vessels that the Partnership has time chartered-out to the Sponsor through December 31, 2009. The Partnership will continue to receive time charter revenues for these vessels, but at reduced rates to reflect a lower level of vessel expenses during the layup period.

Settlement with American Shipping Company – The Sponsor and American Shipping Company ASA (formerly known as Aker American Shipping ASA, or “AMSC”) (Oslo: AMSC) have agreed to suspend the arbitration previously disclosed in the Partnership’s filings with the Securities and Exchange Commission and have signed a Nonbinding Agreement in principle to settle all of their outstanding commercial disagreements, including the arbitration.  The Nonbinding Agreement provides for the dismissal with prejudice of all the claims in the arbitration and contains a number of provisions materially altering the prior agreements between the parties.  There is no assurance that AMSC and the Sponsor will enter into the definitive agreements on these terms or on any terms. Any such settlement is expected, however, to increase the costs incurred by the Partnership to bareboat charter eight AMSC vessels.

Six AMSC vessels are included in the Partnership’s operating fleet, and another two are part of its newbuild fleet. The Partnership has options to acquire from the Sponsor the equity of the entities that have rights with respect to four additional vessels.

Declaration of Cash Distribution

On April 27, 2009, the Board of Directors of OSG America LLC, the general partner of OSG America L.P., declared a quarterly distribution to all unitholders in the amount of $0.375 per unit for the three months ended March 31, 2009. The distribution of approximately $11.5 million will be paid on May 15, 2009 to unitholders of record on May 8, 2009. The Partnership generated $17.5 million of distributable cash flow for the first quarter of 2009, resulting in a distribution coverage ratio of 152%. Excluding the dividend of $5.3 million received from an affiliated company (Alaska Tanker Company), distribution coverage ratio for the period was 106%.

Key Debt Metrics

As of March 31, 2009, total debt outstanding was $81 million and the Partnership had $165 million available under its $200 million senior secured revolving credit facility. The debt to total capital ratio at quarter end was 15.1%.

Financial Forecast

Itkin further remarked, “In the United States, oil demand has historically been lowest in the second quarter, which falls between the peak winter heating season and the peak summer driving season. We expect the decrease in second quarter demand to exacerbate the current weak spot market. It is estimated that 19 Jones Act vessels industrywide are either currently in layup or waiting for cargoes. In addition, the recent decline in the International Flag product carrier market has reduced the rate forecast of the two non-Jones Act product carriers in our fleet. Although we are somewhat insulated from the full effect of spot market deterioration due to our fixed term coverage, OSG America is facing several factors with the potential to significantly affect our future performance. These also include challenging credit markets that may hinder our ability to exercise options to acquire newbuildings and increased costs from any settlement with AMSC, that raise pressure to take steps to preserve capital. We will closely monitor all of these developments over the course of the year and consider their effect, if any, on our current cash distribution policy.”

For 2009, OSG America forecasts distributable cash flow of approximately $43 million.

Fleet Information and Key Metrics

At March 31, 2009, the Partnership’s fleet totaled 30 vessels, aggregating 1.3 million deadweight tons, including two newbuilds and six vessels the Partnership has options to purchase. See OSG America’s website for a detailed fleet list, which includes charter-in and charter-out dates and newbuild delivery dates.

Vessel Type	No. of Vessels Owned	No. of Vessels Chartered-In	Total as of Mar. 31, 2009	Total Dwt
Jones Act ATBs	8	1	9	280,126
Jones Act Product Carriers	5	6	11	507,942
Non-Jones Act Product Carriers	2	-	2	93,224
Total Operating Fleet	15	7	22	881,292
Jones Act ATBs	2	-	2	91,112
Jones Act Product Carriers/Shuttle Tankers	-	6	6	280,890
Total Dropdown and Newbuild Fleet	2	6	8	372,002
TOTAL OPERATING, DROPDOWN AND NEWBUILD FLEET	17	13	30	1,253,294

Note: The Overseas Integrity, held for sale as of March 31, 2009, is excluded from the fleet list.

Utilization2 during the first quarter of 2009 for the Jones Act ATBs, Jones Act Product Carriers, and non-Jones Act Product Carriers was 97.7%, 98.6% and 100.0%, respectively. First quarter utilization for Jones Act ATBs was negatively impacted by unanticipated off hire of the OSG 400 described later in this release. First quarter utilization for Jones Act product carriers was impacted by the ballast voyage of the Overseas Boston from Aker’s shipyard in Philadelphia to the customer in Texas.

The following tables provide information with respect to average daily TCE rates earned, revenue days, average daily vessel expenses and operating days for the three months ended March 31, 2009 and 2008.

	Three Months Ended Mar. 31, 2009		Three Months Ended Mar. 31, 2008
	Revenue Days	Average Daily TCE Rates	Revenue Days	Average Daily TCE Rates
Jones Act ATBs	791	$31,118	595	$32,235
Jones Act Product Carriers	928	39,406	808	34,411
Non-Jones Act Product Carriers	180	34,872	145	37,303
	1,899		1,548

In the first quarter, TCE rates for Jones Act ATBs were approximately $1,000 per day below the first quarter of 2008 while Jones Act product carriers were approximately $5,000 per day above rates in the same timeframe of 2008. Higher TCE rates on the Product Carriers reflect an increase in rates for the newer vessels that have entered the fleet since the end of the first quarter in 2008, specifically the Overseas New York, Overseas Texas City and Overseas Boston.

Current spot rates for Jones Act ATBs are $23,000 per day, for Jones Act product carriers are $34,000 per day, and for non-Jones Act product carriers are $15,000 per day.

	Three Months Ended Mar. 31, 2009		Three Months Ended Mar. 31, 2008
	Operating Days	Average Daily Vessel Expenses	Operating Days	Average Daily Vessel Expenses
Jones Act ATBs	810	$9,704	728	$7,610
Jones Act Product Carriers	941	18,206	819	17,270
Non-Jones Act Product Carriers	180	8,067	182	15,110
	1,931		1,729

Average daily vessel expenses for Jones Act ATBs and Jones Act product carriers in the first quarter of 2009 were above levels in the first quarter of 2008 while non-Jones Act product carrier daily vessel expenses were below quarter-over-quarter levels. The increase in daily vessel expense for ATBs was primarily due to the OSG 400, the largest ATB,

_________________________

2  Utilization is defined as revenue days (the number of calendar days during the period less days off hire for drydock, repair and layup multiplied by the number of vessels) divided by the sum of operating days (the total number of calendar days multiplied by the number of vessels, excluding time chartered-in vessels) and time chartered-in days. Excluded from utilization is six revenue days for a time-chartered in conventional tug-barge unit.

which entered the fleet in April 2008. The complexity of lightering, the trade in which the vessel operates, requires a larger than average crew resulting in higher average daily vessel expenses. In addition, the Jones Act ATBs had higher damage repair expenses in the current period. Higher expenses in Jones Act product carriers reflect higher stores and spares expenses, while lower expenses in the non-Jones Act product carrier fleet reflect items mentioned previously in addition to lower crew costs and stores and spares expenses.

Steady-state average daily vessel expenses for non-Jones Act Product carriers is estimated to be $11,750 per day.

Off Hire and Scheduled Drydocks

All U.S. Flag vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the first quarter of 2009 and anticipated days off hire for the Partnership’s owned and bareboat chartered-in vessels for the balance of 2009, by quarter. Actual off hire days in the first quarter of 2009 varied from the prior projection due to one of the ATBs being out of service for repairs.

	Actual Days Off Hire	Projected Days Off Hire
	Q109	Q209	Q309	Q409
Jones Act ATBs	25	97	88	48
Jones Act Product Carriers	13	18	9	11
Non-Jones Act Product Carriers	-	1	1	1
Total	38	116	98	60

Excludes off hire days in the first quarter of 2009 associated with the Overseas Integrity, a vessel held for sale as of March 31, 2009. Projected off hire days include 72 days in Q209 related to the layup of the OSG 214.

Statement of Operations

	Three Months Ended
($ in thousands, except per unit amounts)	Mar. 31, 2009	Mar. 31, 2008
Shipping Revenues:
Time charter revenues	$45,167	$32,506
Voyage charter revenues	28,941	30,526
	74,108	63,032
Operating Expenses:
Voyage expenses	6,648	10,639
Vessel expenses	26,444	22,434
Charter hire expenses	13,615	6,677
Depreciation and amortization	12,594	13,021
General and administrative	5,909	5,886
Severance and relocation costs	2,026	—
Total operating expenses	67,236	58,657
Income from vessel operations	6,872	4,375
Equity income of affiliated companies	565	593
Operating income	7,437	4,968
Other income	16	61
	7,453	5,029
Interest expense	1,251	1,264
Net income	$6,202	$3,765

General partner’s interest in net income	$124	$75
Limited partners’ interest in net income	$6,078	$3,690

Weighted-average units outstanding – basic and diluted	30,004,500	30,002,250

Balance Sheets

($ in thousands)	As of Mar. 31, 2009	As of Dec. 31, 2008

Assets
Current Assets:
Cash and cash equivalents	$11,803	$10,529
Voyage receivables	13,601	18,900
Other receivables	4,187	4,129
Inventory	1,883	1,855
Prepaid expenses and other current assets	5,455	4,770
Total current assets	36,929	40,183
Vessels, less accumulated depreciation	401,887	404,462
Vessel held for sale	1,310	1,310
Deferred drydock expenditures, net	22,816	26,536
Investment in Alaska Tanker Company, LLC	601	5,382
Intangible assets, less accumulated amortization	81,267	82,417
Other assets	16,277	14,271
Total assets	$561,087	$574,561

Liabilities and Partners’ Capital
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$19,621	$19,282
Accounts payable to affiliated companies	14,372	12,586
Current portion of debt	3,052	3,007
Total current liabilities	37,045	34,875

Long-term debt	77,966	88,746
Other non-current liabilities	8,299	7,994
	123,310	131,615
Partners’ Capital	437,777	442,946
Total liabilities and partners’ capital	$561,087	$574,561

Cash Flow Statement

	Three Months Ended
($ in thousands)	Mar. 31, 2009	Mar. 31, 2008
Cash Flows from Operating Activities:
Net income	$6,202	$3,765
Items included in net income not affecting cash flows:
Depreciation and amortization	12,594	13,021
Undistributed earnings of affiliated companies	4,781	5,151
Other – net	631	325
Payments for drydocking	(76)	(9,139)
Changes in operating assets and liabilities:
Decrease in receivables	5,241	6,432
(Increase)/decrease in other assets	(713)	1,402
Increase/(decrease) in accounts payable, accrued expenses and other liabilities	750	(3,807)
Net cash provided by operating activities	29,410	17,150

Cash Flows from Investing Activities:
Expenditures for vessels	(3,125)	(13,012)
Net cash used in investing activities	(3,125)	(13,012)

Cash Flows from Financing Activities:
Net (repayments on)/proceeds from borrowings under revolving credit facility	(10,000)	15,000
Payments on debt and obligations under capital leases	(735)	(2,374)
Cash distributions paid	(11,481)	(5,740)
Payments for initial public offering transaction costs	—	(241)
Changes in advances from affiliates	(2,795)	1,647
Other	—	(2)
Net cash (used in)/provided by financing activities	(25,011)	8,290
Increase in cash and cash equivalents	1,274	12,428
Cash and cash equivalents at beginning of period	10,529	3,380
Cash and cash equivalents at end of period	$11,803	$15,808

Use of Non-GAAP Financial Information

Distributable Cash Flow

Distributable cash flow represents net income adjusted for depreciation and amortization expense, undistributed income from affiliated companies, noncash charter hire expense and estimated capital expenditure reserves. Distributable cash flow is a quantitative standard used in the publicly traded partnership investment community to assist in evaluating a partnership’s ability to make quarterly cash distributions. Distributable cash flow is not required by accounting principles generally accepted in the United States and should not be considered as an alternative to net income or any other indicator of the Partnership’s performance required by accounting principles generally accepted in the United States.

The table below reconciles distributable cash flow to net income as reported in the statements of operations:

($ in thousands)	Three Months Ended Mar. 31, 2009
Net income	$6,202
Add:
Depreciation and amortization	12,594
Interest expense	1,251
Distributions from affiliated companies	5,346
Less:
Equity in income from affiliated companies	(565)
Charter hire expense	1,707
Cash interest expense	(1,168)
Drydocking capital expenditure reserve	(4,352)
Replacement capital expenditure reserve	(3,520)
Cash available for distribution	$17,495

TCE Reconciliation

Consistent with general practice in the shipping industry, the Partnership uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenues generated from voyage charters to revenues generated from time charters. TCE revenues, a non-U.S. GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable U.S. GAAP measure, because it assists management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance.

The following table reconciles TCE revenues to shipping revenues, as reported in the statements of operations:

($ in thousands)	Three Months Ended Mar. 31, 2009	Three Months Ended Mar. 31, 2008
TCE revenues	$67,460	$52,393
Voyage expenses	6,648	10,639
Shipping revenues	$74,108	$63,032

EBITDA

EBITDA represents operating earnings, which is before interest expense, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles EBITDA to net income, as reported in the statements of operations:

($ in thousands)	Three Months Ended Mar. 31, 2009	Three Months Ended Mar. 31, 2008
Net income	$6,202	$3,765
Interest expense	1,251	1,264
Depreciation and amortization	12,594	13,021
EBITDA	$20,047	$18,050

# # #

Forward-Looking Statements

This press release may contain forward-looking statements regarding the Partnership’s prospects, including the outlook for U.S. tanker and articulated tug barge markets, the outcome of negotiations with AMSC, the completion of the agreement with Bender, the payment of cash distributions, the building schedule for new vessels and projected drydocking schedule, off hire days for the second, third and fourth quarter of 2009 and projected distributable cash flow for 2009. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-look statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2008 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

Conference Call Information

OSG America has scheduled a conference call for May 4, 2009 at 1:00 p.m.ET. Dial-in information for the call is (800) 762-8779 (domestic) and (480) 629-9041 (international). The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osgamerica.com in the Investor Relations & News Webcasts and Presentations section. The webcast will be available for 90 days. A replay of the call will be available by telephone through midnight May 11, 2009; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 4032497.

About OSG America L.P.

OSG America L.P. (NYSE: OSP) is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSP has an operating fleet of 22 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America L.P.’s limited partner units are listed on the New York Stock Exchange and trade under the symbol “OSP.” More information is available at www.osgamerica.com.

Contact Information

For more information contact Jennifer L. Schlueter, Vice President Investor Relations and Corporate Communications, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.